                                                                 EXHIBIT 10.14.2


                       FIRST AMENDMENT TO LEASE AGREEMENT


         THIS FIRST AMENDMENT TO LEASE AGREEMENT (this "First Amendment") is made and entered into this 8th day of May, 1998 by and between Cousins LORET Venture, L.L.C. ("Landlord") and Impac Hotel Group, L.L.C. ("Tenant").

                                   WITNESSETH:

         WHEREAS, CSB-Georgia Limited Partnership (predecessor-in-interest to Landlord) and Tenant have entered into that certain Lease Agreement (the "Lease") dated April 7, 1997, the purpose of which was to lease and rent approximately 21,817 square feet of net rentable area (the "Initial Premises) on floor 7 of the building known as Two Live Oak Center (the "Building"); and

         WHEREAS, Landlord and Tenant desire to amend the Lease in order to increase the size of the premises leased thereunder, and for the other purposes set forth herein;

         NOW THEREFORE, for and in consideration of the premises, the mutual covenants contained herein, Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Landlord and Tenant, Landlord and Tenant do hereby covenant and agree as follows:

         1.       Addition to Leased Premises.

                  (a) The "Leased Premises", as that term is defined in the Lease, shall include, from and after the date hereof, an additional approximately 7,597 square feet of net rentable area on floor 3 of the Building as generally depicted on EXHIBIT "A" attached hereto and incorporated herein (the "Expansion Space"), such that the Leased Premises shall contain approximately 29,414 square feet of net rentable area.

                  (b) The "Commencement Date" with respect to the Expansion Space shall be the earlier of (i) July 1, 1998, or (ii) the "Completion Date" with respect to the Expansion Space (said earlier date being referred to herein as the "Expansion Space Commencement Date").

                  (c) The Net Rental and Additional Rental due and payable with respect to the Expansion Space shall be, on a per rentable square foot basis, the same as the Net Rental and Additional Rental due with respect to the Initial Premises. Concurrently with its execution of this First Amendment Tenant shall pay Landlord $14,244.38 representing a portion of the first month's Net Rental and estimated Additional Rental for the Expansion Space (Tenant acknowledging that the Net Rental rate increase from $14.57 per square foot of net rentable area to $15.01 per square foot of net rentable area on July 7,
1998). No portion of said amount shall be


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refunded to Tenant should Tenant terminate this First Amendment pursuant to
Paragraph 3 below.

                  (d) Provided Tenant does not terminate this First Amendment pursuant to Paragraph 3 below, Landlord shall provide an allowance to offset the cost for the design, construction and installation of the tenant fit-up and finish work (including telecommunications systems) in the Expansion Space of Twenty-Five and No/100 Dollars ($25.00) per square foot of net rentable area within the Expansion Space (the "Expansion Allowance"). To the extend the costs to design and complete the tenant fit-up and finish work in the Expansion Space are less than the Expansion Allowance, the Landlord shall retain the difference. To the extent the costs to design and complete the tenant fit-up and finish work in the Expansion Space are greater than the Expansion Allowance, then, at Tenant's written request, Landlord shall provide an additional allowance (the "Additional Expansion Allowance") equal to the amount of such excess, subject to a maximum Additional Expansion Allowance of One Dollar and 50/100 ($1.50) per rentable square foot within the Expansion Space. In the event Landlord provides the Additional Expansion Allowance, Net Rental shall be increased by an amount equal to the Additional Expansion Allowance (on a per net rentable square foot basis) amortized over the remaining Term at an eleven percent (11%) interest rate. The Expansion Allowance (and, if applicable, the Additional Expansion Allowance) shall be paid to Tenant, based on paid invoices, upon Tenant acknowledging, in writing, that its right to terminate this First Amendment has expired (or, if such right has not then expired, Tenant waiving said right in writing), occupying the Expansion Space and commencing the conduct of its business therefrom, provided that Tenant is not in default under any terms and covenants of the Lease. To the extent the costs to design and complete the tenant fit-up and finish work in the Expansion Space are greater than the Expansion Allowance and the Additional Expansion Allowance, then the amount of such excess shall be paid by Tenant. In no event shall any Expansion Allowance or Additional Expansion Allowance be due or payable if Tenant terminates this First Amendment pursuant to Paragraph 3 below.

                  (e) The tenant improvements within the Expansion Space shall be constructed in accordance with EXHIBIT "D" to the Lease, except that
Section I and the first three paragraphs of Section II of said EXHIBIT "D" shall be replaced with the following:

         "I.      SCHEDULE OF CRITICAL DATES

                  The following is a schedule of certain critical dates relating to Landlord's and Tenant's respective obligations with respect to construction of the leasehold improvements for the Expansion Space. These dates, the specific references (e.g. the "Tenant Construction Documents Delivery Date") and the respective obligations of Landlord and Tenant are more fully described in Section II below.

                  All references to days mean calendar days, not working or business days.


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



                  Due Date                           Responsible Party          Reference
                  --------                           -----------------          ---------

                  May 15, 1998                       Tenant                     "Space Plan
                                                                                Delivery Date"

                  Within 7 days after                Landlord                   "Space Plan Final
                  Space Plan Delivery Date                                      Approval Date"

                  Within 21 days after Space Plan    Tenant                     "Tenant Construction
                  Final Approval Date                                           Documents Delivery Date"

                  Within 7 days after Tenant         Landlord                   "Tenant Construction
                  submits Tenant Construction                                   Documents Review Date"
                  Documents

                  Within 7 days after Tenant         Tenant                     "Tenant Construction
                  receives Landlord's written                                   Documents Resubmittal Date"
                  comments on Tenant Construction
                  Documents

         II.      LANDLORD AND TENANT PRE-CONSTRUCTION OBLIGATIONS

                  1. Tenant shall inform Landlord of the architect and engineer which Tenant proposes to employ to prepare the Space Plan and the Tenant Construction Documents, and Landlord shall have the right to approve the proposed architect and engineer, which approval shall not be unreasonably withheld, delayed or conditioned.

                  2. Tenant shall cause to be furnished to Landlord on or before the Space Plan Delivery Date an architectural space plan (the "Space Plan").

                  3. On or before the Space Plan Final Approval Date, Landlord will advise Tenant in writing of any required changes to the Space Plan. If Landlord requests revisions to the Space Plan, then Tenant will revise the Space Plan in accordance with Landlord's request."

                  (f) Tenant acknowledges and agrees that Tenant has no further expansion rights under the Lease including, without limitation, under EXHIBIT "I" to the Lease.

         2. Building Monument Sign. Tenant shall have the nonexclusive right, at Tenant's sole cost and expense, to place Tenant's graphics identifying the name of Tenant on the building monument sign located in front of the Building along Lenox Road. The size, type, location, material, design and color of Tenant's graphics for such sign and the method of attachment


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thereto shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed (Landlord agreeing that the size of Tenant's graphics shall be similar to the size of the graphics of the majority of other parties whose names are on the monument sign from time to time). All costs and expenses relating to the design, preparation, installation and removal of Tenant's identification on the monument sign shall be borne by Tenant.

         3. Termination Right. (a) If Tenant has not completed/closed its merger with Servico Inc. by August 31, 1998, then Tenant shall have the right to terminate this First Amendment by providing Landlord with notice of Tenant's election to terminate the First Amendment on or before September 7, 1998, and by the payment to Landlord of $28,488.75 (the "Release Payment"). The Release Payment shall be due and payable concurrently with the giving of said notice. In the event Tenant so terminates this First Amendment, no commissions or fees shall be due or payable to "Broker" (as defined below) in connection with this First Amendment.

         4. Brokerage Disclosure. Tenant warrants and represents to Landlord that there are no brokers' fees, real estate commissions, or similar fees due to any broker, agent or other party in connection with the negotiation or execution of this First Amendment on behalf of Tenant other than Richard Bowers & Co. ("Broker"). Landlord shall pay Broker a commission pursuant to a separate agreement. Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all costs, expenses, liabilities, causes of action, claims or suits by any other party other than those Broker for compensation, commissions, fees or other sums claimed to be due or owing as a result of any relationship with the Tenant in connection with the execution of this document.

         5. Capitalized Terms. Except as otherwise provided herein, capitalized terms used herein shall have the meanings given them in the Lease.

         6. No Other Modifications. Except as modified by this First Amendment, the Lease remains unmodified and of full force and effect.

         7. Georgia Law. This First Amendment shall be construed and interpreted under and pursuant to the laws of the State of Georgia.

         8. Binding Nature. This First Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective legal representatives, transfers, successors and assigns.


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


         IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed under seal and delivered as of the day and year first above written.

                                   LANDLORD

                                   Cousins LORET Venture, L.L.C., a Georgia limited liability company

                                   By:   Cousins Properties Incorporated, a
                                         Georgia corporation, Member

                                   By:   /s/ Jack A. LaHue
                                      ------------------------------------------
                                   Name:  Jack A. LaHue
                                   Title: Sr. Vice President

                                   (CORPORATE SEAL)


                                   By:   LORET Holdings,  L.L.L.P.,  a Georgia
                                         limited liability limited partnership,
                                         Member

                                   By:   Peachtree Investors Limited
                                         Partnership, a Pennsylvania limited
                                         partnership

                                   By:   /s/ Douglas M. Firstenberg
                                      ------------------------------------------
                                   Name:  Douglas M. Firstenberg,
                                          general partner

                                   TENANT

                                   Impac Hotel Group, L.L.C.


                                   By:   /s/ Robert S. Cole
                                      ------------------------------------------
                                   Its:  President

                                   ATTEST: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                   Its: Executive Secretary


                                (CORPORATE SEAL)


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


                                   EXHIBIT "A"
                                 EXPANSION SPACE



                      [Architectural Design of Floor Space]



APPROXIMATELY
6,594 USABLE SQUARE FEET
7,597 RENTABLE SQUARE FEET



Third Floor Plan

TWO LIVE OAK CENTER
ATLANTA, GEORGIA



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